Exhibit 99.1

The First Bancorp Declares Quarterly Dividend of 24 Cents per Share
DAMARISCOTTA, Maine - (BUSINESS WIRE) - March 22, 2018 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 24 cents per share. This first-quarter dividend is payable April 30, 2018, to shareholders of record as of April 5, 2018. Based on the March 21, 2018 closing price of $28.72 per share, the annualized dividend of 96 cents per share translates into a yield of 3.34%.
“We reported record operating results in 2017 driven by strong growth on both sides of the balance sheet,” noted President & Chief Executive Officer, Tony C. McKim. “The Company’s Board of Directors recognizes that a generous dividend payout is valued by our shareholders and is a key component in the total valuation of our shares. I am pleased to be able to share our continued earnings strength in the form of cash dividends payable to our shareholders.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M Elder, EVP & Chief Financial Officer of First National Bank, at 207.563.3195 x2087.